Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final For Release

Investor Contact:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson
(203) 682-8225/ (646) 277-1223

BAKERS FOOTWEAR COMPLETES THE ISSUANCE OF 350,000 SHARES OF COMMON STOCK AND $7.5 MILLION IN SECURED TERM LOAN FINANCING

ST. LOUIS, Mo. February 4, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), today announced that it issued 350,000 shares of common stock and entered into a $7.5 million subordinated secured term loan with Private Equity Management Group, Inc. (“PEMG”) and an entity affiliated with PEMG. The Company received net proceeds of approximately $6.7 million, net of transaction fees and expenses. The loan bears interest at a rate of 15% per annum, with principal and interest payable monthly from March 2008 through February 2011. PEMG received the 350,000 shares of the Company’s common stock as additional consideration in connection with the loan. The loan agreement contains financial and other customary covenants.

“We are pleased to complete this equity and debt transaction, which provides us with additional liquidity to execute our turnaround plan,” stated Peter A. Edison, Chairman, Chief Executive Officer and President of Bakers Footwear. “Importantly, this financing marks a tremendous vote of confidence in Bakers – our store format, our strategy and operating platform. Since September, our Company has been focused on the execution of our turnaround and increasing liquidity. We made management changes and refocused our merchandising plans to improve sales and margin performance. In addition, we initiated a cost reduction plan, which is expected to lead to annual savings of approximately $8.0 million that will positively impact operating results in fiscal 2008 with benefits also positively affecting net income in the fourth quarter of fiscal 2007. In December, we announced the sale of an operating lease netting our Company $5.0 million and today we improved our financial flexibility with the closing of this equity and debt transaction. We believe these efforts will allow us to advance shareholder value as we focus on the execution of our plans.”

Andrew Shayne, Chief Investment Officer of PEMG stated: “We believe in the future success of Bakers Footwear and are delighted to assist the company with its financing objectives. We look forward to a long and productive relationship.”

The shares of common stock and notes representing the Loan have not been registered under the Securities Act of 1933 (the “Securitas Act”), or any state securities laws, and were made in a private transaction under Regulation D. The Company has agreed to file a registration statement with the

Securities and Exchange Commission covering the resale of the common stock. Until this registration statement is declared effective by the SEC, the shares of common stock may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless an exemption from the registration requirements of the Securities Act and applicable state laws is available.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide under its Bakers and Wild Pair formats. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

About PEMG

PEMG is a global private equity firm with offices located in New York, London, Beijing, Shanghai, Taipei and Irvine, California.  PEMG provides senior and junior debt to both public and private growth companies.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.